Exhibit 99.1

INVESTOR UPDATE AGENDA ● Introduction to Newbury Street Acquisition Corporation (Nasdaq: NBST) w/ Tom Bushey, CEO & Director of NBST ● Recent Inﬁnite Reality News w/ John Acunto, CEO ● Live Demo of Discovery Sports Events’ Track Champions League Metaverse w/ Elliott Jobe, CIO ● FAQ w/ John Acunto, CEO

Private and Confidential

NEWBURY STREET OVERVIEW

Newbury Street's executive and advisory teams have extensive deal-making and business-building experience.



Tom Bushey, CEO & Director

- Founder and CEO of Sunderland Capital Partners, an operationally focused, long term oriented investment firm investing in emerging technologies and consumer Internet.
- Board member of Ondas Holdings.
- Brings a wealth of experience from his two decade long career as an investor, board member and capital allocator.
- Lead investor for the private equity round into WM Holdings and also a major shareholder in Edreams Odigeo SL, a major online travel agency in Europe and a large player in flights globally.
- Previously a Portfolio Manager at Blackrock; investment roles at Millennium Partners and Credit Suisse First Boston.



Matt Hong, Chairman of the Board

- Former COO of Turner Sports; oversaw the management of key sports businesses and properties including Bleacher Report, NBA, NCAA Digital and March Madness Live, SI Digital, NASCAR.com, PGA, GOLF.com, and the B/R Live OTT offering.
- Led several company milestones including the original and current NCAA rights agreements, the current renewal of Turner's partnership with the NBA, the acquisition of Bleacher Report, and the acquisition of UEFA Champions League rights.
- Previously, executive at AOL overseeing the company's multi-billion-dollar partnership with Google.



Kenneth King, CFO & Director

CAMBIUM GROVE CAPITAL

Morgan Stanley



Jennifer Vescio, Director

Uber

ebay



Teddy Zee, Director

COLUMBIA PICTURES

Paramount Pictures



Katie Soo, Advisor

HBO max

hulu



Ted Seides, Advisor

CAPITAL ALLOCATORS

Wenner-Gren Foundation

5

Recent Announced SPAC Mergers

ANNOUNCED BUSINESS COMBINATIONS – LAST 25

Ann. Date	SPAC	Sponsor	Target	Target Industry	PIPE Size (USD in m)	IPO Size (USD in m)	EV (USD in m)	EV / IPO Size	Last Sale Price	Trading Performance: Since Last Week	Trading Performance: Since Ann.	Trading Performance: From $10
Announced Business Combinations												
01/06/23	FG Merger Corp.	Larry G. Swets / D. Kyle Cerminara	iCoreConnect	TMT	–	$80.5	$98.0	1.2x	$10.22	0.3%	0.0%	2.2%
01/05/23	StoneBridge Acquisition Corporation	Bhargava Marepally / Prabhu Antony	DigiAsia	Tech Enabled Services	–	200.0	500.0	2.5	10.28	0.0	(0.2)	2.8
01/04/23	Alpha Healthcare Acquisition Corp. III	Rajiv Shukla	Carmell Therapeutics	Biotech	–	154.0	188.4	1.2	9.98	0.6	0.3	(0.2)
01/03/23	Nocturne Acquisition Corp	Henry Monzon / Ka Seng	Cognos Therapeutics	Non-Biotech Healthcare	–	115.0	120.0	1.0	10.63	(0.2)	(0.2)	6.3
01/03/23	Monterey Capital Acquisition Corporation	Bala Padmakumar	ConnectM	Energy / Energy Transition	–	92.0	145.0	1.6	10.05	0.2	0.2	0.5
12/29/22	Prime Number Acquisition I Corp.	Dongfeng Wang	Noco-Noco	Industrials	–	64.5	1,350.0	20.9	10.18	0.2	0.3	1.8
12/27/22	HNR Acquisition Corp	Donald Goree	CIC Pogo and DenCo Resources	Energy / Energy Transition	–	86.3	120.0	1.4	10.27	0.4	0.8	2.7
12/23/22	Ace Global Business Acquisition Limited	Eugene Wong / Nicholas Tan	LE Worldwide	Industrials	–	46.0	150.0	3.3	10.67	0.5	0.4	6.7
12/22/22	Liberty Resources Acquisition Corp.	Dato' Maznah Binti Abdul Jalil	Caspi Oil Gas	Energy / Energy Transition	–	115.0	463.7	4.0	10.26	0.5	0.6	2.6
12/22/22	dMY Technology Group, Inc. VI	Harry L. You	Rainwater Tech	TMT	–	242.0	200.0	0.8	10.06	0.1	0.8	0.6
12/21/22	10X Capital Venture Acquisition Corp. III	Hans Thomas	Sparks Energy	Industrials	–	300.0	475.0	1.6	10.00	2.4	(2.4)	0.0
12/19/22	Edify Acquisition Corp	Colbeck Capital Management	Unique Logistics	Industrials	–	276.0	Not Disclosed	–	10.10	0.1	0.6	1.0
12/15/22	M3-Brigade Acqusition III Corp.	Mohsin Meghji	Greenfire Resources	Energy / Energy Transition	$100.0	300.0	950.0	3.2	10.17	0.3	0.7	1.7
12/15/22	Global System Dynamics, Inc.	David Gladstone	DarkPulse (Global System Dynamics)	TMT	–	105.0	145.0	1.4	10.34	0.1	1.2	3.4
12/14/22	Rice Acquisition Corp. II	Daniel Rice / Kyle Derham	NET Power	Energy / Energy Transition	235.0	345.0	1,459.0	4.2	10.16	(0.1)	0.2	1.6
12/13/22	GoGreen Investments Corporation	John Dowd	Lifezone Metals	Energy / Energy Transition	70.0	276.0	681.0	2.5	10.40	0.2	1.0	4.0
12/13/22	Priveterra Acquisition Corp	Robert Palmisano / Vikram Malik	AEON Biopharma	Biotech	–	276.0	201.8	0.7	10.07	0.3	0.5	0.7
12/13/22	Kairous Acquisition Corp. Limited	Joseph Moh Hon Lee / Kean Yaw See Toh	Wellous	Consumer	–	78.0	270.0	3.5	10.37	0.3	0.9	3.7
12/13/22	Fifth Wall Acquisition Corp. III	Fifth Wall Asset Management	Mobile Infrastructure	Financials	10.0	275.0	550.0	2.0	10.04	0.0	0.3	0.4
12/12/22	GigCapital5, Inc.	Avi S. Katz	QT Imaging	Non-Biotech Healthcare	–	230.0	219.0	1.0	10.29	0.9	1.2	2.9
12/12/22	Newbury Street Acquisition Corp	Thomas Bushey / Kenneth King	Infinite Reality	TMT	–	128.0	1,850.0	14.5	10.02	0.1	0.6	0.2
12/09/22	Better World Acquisition Corp.	N'GEN	Heritage Distilling	Consumer	–	126.0	122.2	1.0	10.50	0.5	0.9	5.0
12/08/22	PHP Ventures Acquisition Corp.	Marcus Choo Yeow Ngoh / Garry Richard Stein	Modulex	Real Estate	–	58.0	723.0	12.5	10.44	0.7	1.3	4.4
12/08/22	7GC & Co. Holdings Inc.	7GC / Thomas Hennessy	Banzai	TMT	–	230.0	380.0	1.7	10.13	0.0	0.8	1.3
12/07/22	Edoc Acquisition Corp.	Horizon Financial / Yuan Ming Capital	Australian Oilseeds Investments	Consumer	–	90.0	190.0	2.1	10.50	0.0	1.3	5.0

Last 25 Announced Deals	PIPE Size (USD in m)	IPO Size (USD in m)	EV (USD in m)	EV / IPO Size	Last Sale Price	Since Last Week	Since Ann.	From $10
Total	$415.0	$4,288.3	$11,551.1	–	–	–	–	–
Average	16.6	171.5	481.3	3.7x	$10.24	0.3%	0.5%	2.4%
Median	0.0	128.0	244.5	1.8	10.22	0.2	0.6	2.2

Source: Data and analytics provided by S&P Global Market Intelligence, company filings, Cowen ECM Analytics as of market close January 6, 2023

COWEN 12

FAQ ● Do you think it’s a good time to go public? ○ Now is a great time to go public. There’s a lack of high - quality growth companies and we ﬁt the bill. Our initial feedback from investors has been positive. ● What is the timeline and expectations to go public? ○ The plan is to complete the merger and be public this Spring ● The SPAC looks like it expires in March, are they going to ﬁle an extension? ○ Yes ● What is the lockup period? ○ We are likely to have no lockup for small shareholders ○ Larger shareholders will have a lockup ○ We want to be cognizant and provide a balance of liquidity and value for our shareholders ● How much money do we expect to raise/close to have on the balance sheet when the DeSPAC closes? ○ NBST intends to secure $100m to facilitate the business combination ● Are we worried about competing with Meta? ○ No